Wyoming Secretary of State
State Capitol Building, Room 110
200 West 24th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Fax 307.777.5339
Email: business@state.wy.us

For Office Use Only

Profit Corporation
Articles of Amendment

1. Corporation name:

Target Development Group, Inc.

2. Article(s) Four is amended as follows:

FOURTH. The aggregate number of Common Shares that this Corporation shall have the authority to issue is 700,000,000 Shares with a par value of $.001 per Share. The Corporation shall also have the authority to issue 10,000,000 Shares of Preferred Stock with a par value of $.001 per Share. The Board of Directors shall have the right to designate, prior to issuance, one or more series of the Preferred Stock with such rights and privileges as the Board of Directors may determine with such preferences, rights, restrictions, and qualifications as shall not be inconsistent herewith. Subject to the rights of any outstanding series of Preferred Stock, dividends may be declared on the Common Stock, and each Share of Common Stock shall entitle the holder thereof to one vote in all proceedings in which action shall be taken by the stockholders of the Corporation.

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

Amendment applies only to authorized Shares that were never issued.

4. The amendment was adopted on 03/05/2010.
(Date – mm/dd/yyyy)

5. If the amendment was adopted by the incorporators or board of directors without shareholder approval, a statement that the amendment was duly approved by the incorporators or by the board of directors as the case may be and that shareholder approval was not required.

The Amendment was approved by the Board of Directors at a regular meeting.

OR

If approval was required by the shareholders, a statement that the amendment was duly approved by the shareholders in the manner required by this act and by the articles of incorporation.

Wyoming Secretary of State
State Capitol Building, Room 110
200 West 24th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Fax 307.777.5339
Email: business@state.wy.us

For Office Use Only

6. If an amendment was approved by the shareholders:

(A) The designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately on the amendment: ; and

the number of votes of each voting group indisputably represented at the meeting:

AND

(B) Either the total number of votes cast for and against the amendment by each voting group entitled to vote separately on the amendment **OR** the total number of undisputed votes cast for the amendment by each voting group and a statement that the number of votes cast for the amendment by each voting group was sufficient for approval by that voting group:

.. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:

Signature: [signature]

Date: 03/29/2010
(mm/dd/yyyy)

Print Name: Eric Parkinson

Title: C.E.O.

Contact Person: D. Frederick Shefte, President

Daytime Phone Number: (479) 751-4500

Email: HannoverHouse@aol.com

Checklist
- [ ] ***Filing Fee: $50.00*** Make check or money order payable to Wyoming Secretary of State.
- [ ] The Articles of Amendment may be executed by the Chairman of the Board, President or another of its officers.
- [ ] Please submit one **originally signed** document and one exact photocopy of the filing.